EXHIBIT 14.1

Policies and Procedures	Save The World Air, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

I.	INTRODUCTION

     This Code of Business Conduct and Ethics is designed to ensure compliance with legal requirements and our standards of business conduct. All directors and employees of Save the World Air, Inc. (the “Company”) are expected to read and understand this Code of Business Conduct and Ethics, uphold these standards in day-to-day activities, comply with all applicable policies and procedures, and ensure that all agents and contractors are aware of, understand and adhere to these standards.

     Because the principles described in this Code of Business Conduct and Ethics are general in nature, you should also review all applicable Company policies and procedures for more specific instruction, and contact the Nominating and Corporate Governance Committee if you have any questions.

     Nothing in this Code of Business Conduct and Ethics, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.

     We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code of Business Conduct and Ethics is subject to modification. This Code of Business Conduct and Ethics supersedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations to the extent they are inconsistent.

     Please sign the acknowledgment form at the end of this Code of Business Conduct and Ethics and return the form to the Nominating and Corporate Governance Committee indicating that you have received, read, understand and agree to comply with the Code of Business Conduct and Ethics. The signed acknowledgment form will be located in your personnel file.

II.	COMPLIANCE IS EVERYONE’S BUSINESS

     Ethical business conduct is critical to our business. As an employee or director, your responsibility is to respect and adhere to these practices. Many of these practices reflect legal or regulatory requirements. Violations of these laws and regulations can create significant liability for you, the Company, its directors, officers, and other employees.

     Part of your job and ethical responsibility is to help enforce this Code of Business Conduct and Ethics. You should be alert to possible violations and report possible violations to the Human Resources Department or the Nominating and Corporate Governance Committee of the Board of Directors (“Nominating Committee”). You must cooperate in any internal or external investigations of possible violations. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code of Business Conduct or other

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Policies and Procedures	Save The World Air, Inc.

Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

     Violations of law, this Code of Business Conduct and Ethics, or other Company policies or procedures should be reported to the Human Resources Department or the Nominating Committee.

     Violations of law, this Code of Business Conduct and Ethics or other Company policies or procedures by Company employees can lead to disciplinary action up to and including termination.

     In trying to determine whether any given action is appropriate, use the following test. Imagine that the words you are using or the action you are taking is going to be fully disclosed in the media with all the details, including your photo. If you are uncomfortable with the idea of this information being made public, perhaps you should think again about your words or your course of action.

     In all cases, if you are unsure about the appropriateness of an event or action, please seek assistance in interpreting the requirements of these practices by contacting the Human Resources Department.

III.	YOUR RESPONSIBILITIES TO THE COMPANY AND ITS SHAREHOLDERS

     A. General Standards of Conduct

     The Company expects all employees, agents and contractors to exercise good judgment to ensure the safety and welfare of employees, agents and contractors and to maintain a cooperative, efficient, positive, harmonious and productive work environment and business organization. These standards apply while working on our premises, at offsite locations where our business is being conducted, at Company-sponsored business and social events, or at any other place where you are a representative of the Company. Employees, agents or contractors who engage in misconduct or whose performance is unsatisfactory may be subject to corrective action, up to and including termination.

     B. Applicable Laws

     All Company directors, employees, agents and contractors must comply with all applicable laws, regulations, rules and regulatory orders. Company employees located outside of the United States must comply with laws, regulations, rules and regulatory orders of the United States, including the Foreign Corrupt Practices Act and the U.S. Export Control Act, in addition to applicable local laws. Each employee, agent and contractor must acquire appropriate knowledge of tie requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from the Human Resources Department on specific Company policies and procedures. Violations of laws, regulations, rules and orders may subject the employee, agent or contractor to individual criminal or civil liability, as well as to discipline by the

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Exhibit 14.2

Policies and Procedures	Save The World Air, Inc.

CODE OF ETHICS FOR DIRECTORS AND
SENIOR EXECUTIVE OFFICERS

Purpose

     The purpose of this Code of Ethics is to promote the honest and ethical conduct of the Senior Executives (as defined below) of Save the World Air, Inc. (“STWA”), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in periodic reports filed by STWA and compliance with all applicable rules and regulations applicable to STWA and its officers.

Applicability

     This Code of Ethics is presently applicable to all STWA’s Directors, its Chairman/Chief Executive Officer, President and Chief Operating Officer (and persons appointed to “senior executive positions” at later dates), together, “Senior Executives.”

     While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Senior Executives. As a Senior Executive, you are an example for other employees and we expect you, through your leadership role, to foster a culture of transparency, integrity and honesty. Your responsibilities include maintaining a culture of high ethical standards and commitment to compliance and a work environment that encourages employees to raise concerns, and promptly addresses employee compliance concerns.

     STWA’s Code of Business Conduct, which this Code of Ethics for Senior Executive, sets forth the fundamental principles and key policies and procedures that govern the conduct of all STWA employees, officers and directors. You are bound by the requirements and standards set forth in the Code of Business Conduct, as well as those set forth in this Code of Ethics and other applicable policies and procedures. In the event of any conflict between the Code of Business Conduct and this Code of Ethics, this Code of Ethics shall govern your behavior or any required approvals or waivers. Compliance with this Code of Ethics is a condition of your employment or directorship and any violations of this Code may result in disciplinary action, up to and including termination of your employment.

     Waivers of this Code of Ethics may be made only by the Board of Directors of STWA or a committee of the Board of Directors comprised solely of independent directors. Any waivers of this Code of Ethics will be disclosed in accordance with applicable law, regulation or the requirements of any listing criteria of an exchange upon which STWA’s stock may be traded.

Policies and Procedures	Save The World Air, Inc.

Compliance With Laws, Rules And Regulations

     You are expected to comply with both the letter and spirit of all applicable laws, rules and regulations governing the conduct of our business and to report any suspected violations of all applicable laws, rules and regulations to either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee. You will not be subject to retaliation because of a good faith report of a suspected violation of this Code of Ethics.

Fraud, Theft, Bribery And Similar Conduct

     Any act that involves theft, fraud, embezzlement, or misappropriation of any property, including that of STWA or any of its employees, suppliers or customers, is prohibited. Offering or accepting kickbacks or bribes are forbidden.

Auditors

     Fraudulently influencing, misleading, coercing or manipulating the auditor of STWA’s financial statements for the purpose of rendering those financial statements materially misleading is prohibited.

Revenue Recognition

     Senior Executives must ensure that all revenue transactions are completed, to the best of the Senior Executive’s knowledge, in accordance with STWA’s revenue recognition policies.

     All commitments or representations made to customers or distributors or potential customers or distributors must be included in the final contract with the customer or distributor or related documentation submitted with customer or distributor orders. Employees must not make any commitments to the customer or distributor, orally or in writing, which have not been documented in the agreement or submitted to the STWA finance and/or contract departments. STWA prohibits side-letters or kickbacks with customers or distributors or potential customers or distributors.

Accurate Periodic Reporting and Disclosure

     As a public company, STWA is required to file periodic and other reports with the Securities and Exchange Commission (“SEC”). STWA’s policy is to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that STWA files with, or submits to, the SEC and in all other public communications made by STWA. As a Senior Executive, you are required to promote compliance with this policy and to abide by all STWA standards, policies and procedures designed to promote compliance with this policy.

Policies and Procedures	Save The World Air, Inc.

Accurate Record Keeping

     Every Senior Executive must maintain accurate and complete records, including providing accurate and complete information to the accounting and the finance departments. No false, misleading or artificial entries may be made on, or be provided for entry on, STWA’s books and records. No funds or assets may be maintained by STWA for any illegal or improper purposes. All transactions must be fully and completely documented and recorded in STWA’s accounting records. It is against STWA policy to make entries that intentionally conceal or disguise the true nature of any transaction.

Conflicts of Interest

     It is STWA’s policy that you should avoid transactions, commitments, and other activities which are not in STWA’s best interests or which could involve an actual conflict, or the appearance of a conflict, between your interests and those of STWA.

     It is not possible to define all situations that could involve a conflict of interest; in most instances, however, sound business judgment should be sufficient to evaluate a situation.

     A conflict of interest exists when your loyalties are divided between STWA’s interests and your own interests, those of your family, or those of a customer, supplier or competitor. You are expected to avoid both the fact and appearance of conflicts of interest.

     The prohibition against acting in a dual capacity in transacting STWA business, and from acquiring interests adverse to STWA, is applicable irrespective of your intentions and without regard to whether the action caused, or has the potential to cause, injury to STWA.

     The following is presented as a guide in determining circumstances that might create conflicts of interest; they are not intended, however, to cover all possible situations.

•	Representing STWA in any transaction if your personal interests might affect your ability to represent STWA’s interests fairly and impartially. You must not knowingly or voluntarily permit yourself to be placed in a position where your interests may become adverse to STWA’s interests. You must not allow personal relationships with current or prospective customers or suppliers to influence business decisions.

•	Investment by you or a member of your immediate family in a customer, supplier, or competitor (or any company/partnership affiliated with a customer, supplier, or competitor) of STWA is prohibited if you have or would have the opportunity to influence business transactions between STWA and the customer, supplier, or competitor. Passive investments in

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Policies and Procedures	Save The World Air, Inc.

publicly traded companies shall not be a violation if you or a member of your immediate family owns less than 1% of such company’s outstanding stock.

•	You must not take for yourself nor direct to others any existing business or any opportunities for prospective business that could be considered by STWA.

•	It is a conflict of interest to serve as a director of any company that competes with STWA. You may not serve as a director of a private company that is a supplier, customer, developer, or other business partner without first obtaining the approval of the Chair of the Corporate Governance Committee. You also may not become a director of any public company, without first obtaining the approval of the Chair of the Corporate Governance Committee.

•	You must not speculate or deal in materials, supplies, equipment or products that STWA buys or sells, or in property rights in which STWA may be interested.

•	Solicitation or acceptance by you or a member of your immediate family of any personal loan or guarantee from a customer, supplier or competitor.

     Before acting in a manner that creates or appears to create a conflict of interest, you must make full disclosure to and obtain written approval of either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee.

Compliance with the Code; Reporting of Violations

     If you have questions about this Code of Ethics for Senior Executive and Financial Officers, you should seek guidance from STWA’s legal counsel. If you know of or suspect a violation of applicable laws or regulations or this Code of Ethics for Senior Executive and Financial Officers, you must immediately report that information to either the Chair of the Audit Committee or to the Chair of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

No Rights Created

     This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern STWA’s Senior Executives in the conduct of STWA’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, stockholder or any other person or entity.

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Policies and Procedures	Save The World Air, Inc.

ACKNOWLEDGMENT

     I have received and read the Code of Ethics for Senior Executive and Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and STWA’s related policies and procedures. I understand that I have an obligation to promptly report to either the Chair of the Audit Committee or the Chair of the Corporate Governance Committee any suspected violation of the Code of Ethics for Senior Executive and Financial Officers.

Signature
Date

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Policies and Procedures	Save The World Air, Inc.

Company. Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

     C. Conflicts of Interest

     Each of us has a responsibility to the Company, our shareholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. The Company is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.

     What constitutes conflict of interest? A conflict of interest exists where the interests or benefits of one person or entity conflict with the interests or benefits of the Company. Examples include:

     (i) Employment/Outside Employment. In consideration of your employment with the Company, you are expected to devote your full attention to the business interests of the Company. You are prohibited from engaging in any activity that interferes with your performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a Company supplier, customer, developer or competitor, or from taking part in any activity that enhances or supports a competitor’s position. Additionally, you must disclose to the Company any interest that you have that may conflict with the business of the Company. If you have any questions on this requirement, you should contact your supervisor or the Human Resources Department.

     (ii) Outside Directorships. It is a conflict of interest to serve as a director of any company that competes with the Company. Although you may serve as a director of a Company supplier, customer, developer, or other business partner, our policy requires that you first obtain approval from the Company’s Nominating Committee before accepting a directorship. Any compensation you receive should be commensurate to your responsibilities. Such approval may be conditioned upon the completion of specified actions.

     (iii) Business Interests. If you are considering investing in a Company customer, supplier, developer or competitor, you must first take great care to ensure that these investments do not compromise your responsibilities to the Company. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company’s decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company.

     (iv) Related Parties. As a general rule, you should avoid conducting Company business with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role. Relatives include spouse, sister, brother, daughter, son, mother, father, and parents, aunts, uncles, nieces,

Policies and Procedures	Save The World Air, Inc.

nephews, cousins, step relationships, and in-laws. Significant others include persons living in a spousal (including same sex) or familial fashion with an employee.

     If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Company’s President/Chief Financial Officer. If determined to be material to the Company by the President/Chief Financial Officer, the Company’s Audit Committee must review and approve, in writing in advance such related party transactions. The most significant related party transactions, particularly those involving the Company’s directors or senior executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Company must report all such material related party transactions under applicable accounting rules, Federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

     The Company discourages the employment of relatives and significant others in positions or assignments within the same department and prohibits the employment of such individuals in positions that have a financial dependence or influence (e.g., an auditing or control relationship, or a supervisor/subordinate relationship). The purpose of this policy is to prevent the organizational impairment and conflicts that are a likely outcome of the employment of relatives or significant others, especially in a supervisor/subordinate relationship. If a question arises about whether a relationship is covered by this policy, the Human Resources Department is responsible for determining whether an applicant’s or transferee’s acknowledged relationship is covered by this policy. The Human Resources Department shall advise all affected applicants and transferees of this policy. Willful withholding of information regarding a prohibited relationship/reporting arrangement may be subject to corrective action, up to and including termination. If a prohibited relationship exists or develops between two employees, the employee in the senior position must bring this to the attention of his/her supervisor. The Company retains the prerogative to separate the individuals at the earliest possible time, either by reassignment or by termination, if necessary.

     (v) Other Situations. Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind you should consult the Human Resources Department.

     D. Corporate Opportunities

     Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

Policies and Procedures	Save The World Air, Inc.

     E. Protecting the Company’s Confidential Information

     The Company’s confidential information is a valuable asset. The Company’s confidential information includes product architectures; source codes; product plans and road maps; names and lists of customers, dealers, and employees; and financial information. This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for Company business purposes only. Every employee, agent and contractor must safeguard it. THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE COMPANY’S PRODUCTS OR BUSINESS OVER THE INTERNET. You are also responsible for properly labeling any and all documentation shared with or correspondence sent to the Company’s outside counsel as “Attorney-Client Privileged”. This responsibility includes the safeguarding, securing and proper disposal of confidential information in accordance with the Company’s policy on Maintaining and Managing Records set forth in Section III.I of this Code of Business Conduct and Ethics. This obligation extends to confidential information of third parties, which the Company has rightfully received under Non-Disclosure Agreements. See the Company’s policy dealing with Handling Confidential Information of Others set forth in Section IV.D of this Code of Business Conduct and Ethics.

     (i) Proprietary Information and Invention Agreement. When you joined the Company, you signed an agreement to protect and hold confidential the Company’s proprietary information. This agreement remains in place for as long as you work for the Company and after you leave the Company. Under this agreement, you may not disclose the Company’s confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

     (ii) Disclosure of Company Confidential Information. To further the Company’s business, from time to time our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate Company management that disclosure of confidential information is necessary, you must then contact the President to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. The Company has standard nondisclosure agreements suitable for most disclosures. You must not sign a third party’s nondisclosure agreement or accept changes to the Company’s standard nondisclosure agreements without review and approval by the Company’s President. In addition, all Company materials that contain Company confidential information, including presentations, must be reviewed and approved by the Company’s President prior to publication or use. Furthermore, any employee publication or publicly made statement that might be perceived or construed as attributable to the Company, made outside the scope of his or her employment with the Company, must be reviewed and approved in writing in advance by the Company’s President and must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

Policies and Procedures	Save The World Air, Inc.

     (iii) Requests by Regulatory Authorities. The Company and its employees, agents and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government requests for information, documents or investigative interviews must be referred to the Company’s President. No financial information may be disclosed without the prior approval of the President/Chief Financial Officer.

     (iv) Company Spokespeople. Specific policies have been established regarding who may communicate information to the press and the financial analyst community. All inquiries or calls from the press arid financial analysts should be referred to the Chairman/CEO or the President. The Company has designated its CEO and President/CFO as official Company spokespeople for financial matters. These designees are the only people who may communicate with the press on behalf of the Company.

     F. Obligations Under Securities Laws: “Insider” Trading

     Obligations under the U.S. securities laws apply to everyone. In the normal course of business, officers, directors, employees, agents, contractors and consultants of the Company may come into possession of significant, sensitive in formation. This information is the property of the Company — - you have been entrusted with it. You may not profit from it by buying or selling securities yourself, or passing on the information to others to enable them to profit or for them to profit on your behalf. The purpose of this policy is both to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws.

     Insider trading is a crime, penalized by fines of up to $5,000,000 and 20 years in jail for individuals. In addition, the SEC may seek the imposition of a civil penalty of up to three times the profits made or losses avoided from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, insider traders may be subjected to civil liability in private lawsuits.

     Employers and other controlling persons (including supervisory personnel) are also at risk under U.S. securities laws. Controlling persons may, among, other things, face penalties of the greater of $25,000,000 or three times the profits made or losses avoided by the trader if they recklessly fail to take preventive steps to control insider trading.

     Thus, it is important both to you and the Company that insider-trading violations not occur. You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the chance that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small. You should contact the President/President/Chief Financial Officer if you are unsure as to whether or not you are free to trade.

Policies and Procedures	Save The World Air, Inc.

     For more details, and to determine if you are restricted from trading during trading blackout periods, you should review the Company’s Insider Trading Compliance Program. You can request a copy of this policy from the President. You should take the time to read the Insider Trading Compliance Program carefully, paying particular attention to the specific policies and the potential criminal and civil liability and/or disciplinary action for insider trading violations. Directors, employees, agents and contractors of the Company who violate this Policy are also be subject to disciplinary action by the Company, which may include termination of employment or of business relationship. All questions regarding the Company’s Insider Trading Compliance Program should be directed to the Company’s President/President/Chief Financial Officer.

     G. Prohibition Against Short Selling of Company Stock

     No Company director, officer or other employee, agent or contractor may, directly or indirectly, sell any equity security, including derivatives, of the Company if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a “short sale against the box”) within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. No Company director, officer or other employee, agent or contractor may engage in short sales. A short sale, as defined in this policy, means any transaction whereby one may benefit from a decline in the Company’s stock price. While employees who are not senior executive officers or directors are not prohibited by law from engaging in short sales of Company’s securities, the Company has adopted as policy that employees may not do so as well.

     H. Use of Company’s Assets

     (i) General. Protecting the Company’s assets is a key fiduciary responsibility of every employee, agent and contractor. Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization. All Company directors, employees, agents and contractors are responsible for the proper use of Company assets, and must safeguard such assets against loss, damage, misuse or theft. Employees, agents or contractors who violate any aspect of this policy or who demonstrate poor judgment in the manner in which they use any Company asset may be subject to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion. Company equipment and assets are to be used for Company business purposes only. Employees, agents and contractors may not use Company assets for personal use, nor may they allow any other person to use Company assets. Employees who have any questions regarding this policy should bring them to the attention of the Company’s Human Resources Department.

     (ii) Physical Access Control. The Company has and will continue to develop procedures covering physical access control to ensure privacy of communications,

Policies and Procedures	Save The World Air, Inc.

maintenance of the security of the Company communication equipment, and safeguard Company assets from theft, misuse and destruction. You are personally responsible for complying with the level of access control that has been implemented in the facility where you work on a permanent or temporary basis. You must not defeat or cause to be defeated the purpose for which the access control was implemented.

     (iii) Company Funds. Every Company employee is personally responsible for all Company funds over which he or she exercises control. Company agents and contractors should not be allowed to exercise control over Company funds. Company funds must be used only for Company business purposes. Every Company employee, agent and contractor must take reasonable steps to ensure that the Company receives good value for Company funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. Company directors, employees, agents and contractors must not use Company funds for any personal purpose.

     (iv) Computers and Other Equipment. The Company strives to furnish employees with the equipment necessary to efficiently and effectively do their jobs. You must care for that equipment and use it responsibly only for Company business purposes. If you use Company equipment at your home or off-site, take precautions to protect it from theft or damage, just as if it were your own. If the Company no longer employs you, you must immediately return all Company equipment. While computers and other electronic devices are made accessible to employees to assist them in performing their jobs and to promote Company’s interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and, to the maximum extent permitted by law, will remain the sole and exclusive property of the Company.

     Employees, agents and contractors should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company. To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees, agents, contractors, or representatives, at any time, either with or without an employee’s or third party’s knowledge, consent or approval.

     (v) Software. All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination. The Company’s IT Department may inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

Policies and Procedures	Save The World Air, Inc.

     (vi) Electronic Usage. The purpose of this policy is to make certain that employees utilize electronic communication devices in a legal, ethical, and appropriate manner. This policy addresses the Company’s responsibilities and concerns regarding the fair and proper use of all electronic communications devices within the organization, including computers, e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, and telephones. Posting or discussing information concerning the Company’s products or business on the Internet without the prior written consent of the Company’s CFO is prohibited. Any other form of electronic communication used by employees currently or in the future is also intended to be encompassed under this policy. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgment whenever using any feature of our communications systems. The complete set of policies with respect to electronic usage of the Company’s assets is located at the principal offices in North Hollywood, California, United States. You are expected to review, understand and follow such policies and procedures.

     I. Maintaining and Managing Records

     The purpose of this policy is to set forth and convey the Company’s business and legal requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company, and failure to comply with such guidelines may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

     J. Records on Legal Hold

     A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company’s President determines and identifies what types of Company records or documents are required to be placed under a legal hold. Every Company employee, agent and contractor must comply with this policy. Failure to comply with this policy may subject the employee, agent or contractor to disciplinary action, up to and including termination of employment or business relationship at the Company’s sole discretion.

     The Company’s President will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from the Company’s President. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains effective until it is officially released in

Policies and Procedures	Save The World Air, Inc.

writing by the Company’s President. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while ,you check with the Company’s President.

     If you have any questions about this policy you should contact the Company’s President.

     K. Payment Practices

     (i) Accounting Practices. The Company’s responsibilities to its shareholders and the investing public require that all transactions be fully and accurately recorded in the Company’s books and records in compliance with all applicable laws. False or misleading entries, unrecorded funds or assets, or payments without appropriate supporting documentation and approval are strictly prohibited and violate Company policy and the law. Additionally, all documentation supporting a transaction should fully and accurately describe the nature of the transaction and be processed in a timely fashion.

     (ii) Political Contributions. The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under ally circumstances without the prior written approval of the Company’s Board of Directors.

     (iii) Prohibition of Inducements. Under no circumstances may employees, agents or contractors offer to pay, make payment, promise to pay, or issue authorization to pay any money, gift, or anything of value to customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to improperly influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy should be directed to Human Resources Department.

     L. Foreign Corrupt Practices Act

     The Company requires full compliance with the Foreign Corrupt Practices Act (FCPA) by all of its employees, agents, and contractors.

     The anti-bribery and corrupt payment provisions of the FCPA make illegal any corrupt offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any foreign official, or any foreign political party, candidate or official, for the purpose of: influencing any act or failure to act, in the official capacity of that foreign official or party; or inducing the foreign official or party to use influence to affect a decision of a foreign government or agency, in order to obtain or retain business for anyone, or direct business to anyone.

Policies and Procedures	Save The World Air, Inc.

     All Company directors, employees, agents and contractors whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCPA to ensure compliance with the highest moral, ethical and professional standards of the Company. FCPA compliance includes the Company’s policy on Maintaining and Managing Records in Section III.I of this Code of Business Conduct and Ethics.

     Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business. No contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the President.

     M. Export Controls

     A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. Software created in the United States is subject to these regulations even if duplicated and packaged abroad. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute a controlled export. The President can provide you with guidance on which countries are prohibited destinations for Company products or whether a proposed technical presentation to foreign nationals may require a U.S. Government license.

IV. RESPONSIBILITIES TO OUR CUSTOMERS AND OUR SUPPLIERS

     A. Customer Relationships

     If your job puts you in contact with any Company customers or potential customers, it is critical for you to remember that you represent the Company to the people with whom you are dealing. Act in a manner that creates value for our customers and helps to build a relationship based upon trust. The Company and its employees have built up significant goodwill for many years. This goodwill is one of our most important assets, and the Company directors, employees, agents and contractors must act to preserve and enhance our reputation.

     B. Payments or Gifts from Others

     Under no circumstances may employees, agents or contractors accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as in tended, directly or

Policies and Procedures	Save The World Air, Inc.

indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources or the President.

     Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

     C. Publications of Others

     The Company subscribes to many publications that help employees do their jobs better. These include newsletters, reference works, online reference services, magazines, books, and other digital and printed works. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. You must first obtain the consent of the publisher of a publication before copying publications or significant parts of them. When in doubt about whether you may copy a publication, consult the President.

     D. Handling the Confidential Information of Others

     The Company has many kinds of business relationships with many companies and individuals. Sometimes, they will volunteer confidential information about their products or business plans to induce the Company to enter into a business relationship. At other times, we may request that a third party provide confidential information to permit the Company to evaluate a potential business relationship with that party. Whatever the situation, we must take special care to handle the confidential information of others responsibly. We handle such confidential information in accordance with our agreements with such third parties. See also the Company’s policy on Maintaining and Managing Records in Section III.I of this Code of Business Conduct and Ethics.

     (i) Appropriate Nondisclosure Agreements. Confidential information may take many forms. An oral presentation about a company’s product development plans may contain protected trade secrets. A customer list or employee list may be a protected trade secret. A demo of an alpha version of a company’s new software may contain information protected by trade secret and copyright laws.

     You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. THE PRESIDENT CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION, AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY. Even after a nondisclosure agreement is in place, you

Policies and Procedures	Save The World Air, Inc.

should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive confidential information is offered and it is not necessary, for your immediate purposes, it should be refused.

     (ii) Need-to-Know. Once a third party’s confidential information has been disclosed to the Company, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other Company employees with a need to know the information. Every employee, agent and contractor involved in a potential business relationship with a third party must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult the President.

     (iii) Notes and Reports. When reviewing the confidential information of a third party under a nondisclosure agreement, it is natural to take notes or prepare reports summarizing the results of the review and, based partly on those notes or reports, to draw conclusions about the suitability of a business relationship. Notes or reports, however, can include confidential information disclosed by the other party and so should be retained only long enough to complete the evaluation of the potential business relationship. Subsequently, they should be either destroyed or turned over to the President for safekeeping or destruction. They should be treated just as any other disclosure of confidential information is treated: marked as confidential and distributed only to those the Company employees with a need to know.

     (iv) Competitive Information. You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

     E. Selecting Suppliers

     The Company’s suppliers make significant contributions to our success. To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. Under no circumstances should any Company employee, agent or contractor attempt to coerce suppliers in any way. The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed. A supplier’s performance should never be discussed with anyone outside the Company without the prior approval of the President/Chief Financial Officer. A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company. In some

Policies and Procedures	Save The World Air, Inc.

cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales.

     F. Government Relations

     It is the Company’s policy to comply fully with all applicable laws and regulations governing contact and dealings with government employees and public officials, and to adhere to high ethical, moral and legal standards of business conduct. This policy includes strict compliance with all local, state, federal, foreign and other applicable laws, rules and regulations. If you have any questions concerning government relations you should contact the Company’s President.

     G. Lobbying

     Employees, agents or contractors whose work requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation must have prior written approval of such activity from the President. Activities covered by this policy include meetings with legislators or members of their staffs or with senior executive branch officials. Preparation, research, and other background activities that are done in support of lobbying communication are also covered by this policy even if the communication ultimately is not made.

     H. Government Contracts

     It is the Company’s policy to comply fully with all applicable laws and regulations that apply to government contracting. It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments. The Company’s President must review and approve all contracts with any government entity.

     I. Free and Fair Competition

     Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws. The consequences of not doing so can be severe for all of us.

     These laws often regulate the Company’s relationships with its distributors, resellers, dealers, and customers. Competition laws generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination, and many other practices.

     Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of

Policies and Procedures	Save The World Air, Inc.

sale, customers, and suppliers. Employees, agents or contractors of the Company may not knowingly make false or misleading statements regarding its competitors or the products of its competitors, customers or suppliers. Participating with competitors in a trade association or in a standards creation body is acceptable when the association has been properly established, has a legitimate purpose, and has limited its activities to that purpose.

     No employee, agent or contractor shall at any time or under any circumstances enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, allocation of product or geographic markets, allocation of customers, limitations on production, boycotts of customers or suppliers, or bids or the intent to bid or even discuss or exchange information on these subjects. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules as may bona fide purchases from or sales to competitors on non-competitive products, but the Company’s President must review all such proposed ventures in advance. These prohibitions are absolute and strict observance is required. Collusion among competitors is illegal, and the consequences of a violation are severe.

     Although the spirit of these laws, known as “antitrust,” “competition,” or “consumer protection” or unfair competition laws, is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, each of us should have a basic knowledge of them and should involve our President early on when questionable situations arise.

     J. Industrial Espionage

     It is the Company’s policy to lawfully compete in the marketplace. This commitment to fairness includes respecting the rights of our competitors and abiding by all applicable laws in the course of competing. The purpose of this policy is to maintain the Company’s reputation as a lawful competitor and to help ensure the integrity of the competitive marketplace. The Company expects its competitors to respect our rights to compete lawfully in the marketplace, and we must respect their rights equally. Company directors, employees, agents and contractors may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone including suppliers, customers, business partners or competitors.

     V. WAIVERS

     Any waiver of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or a senior executive officer must be approved in writing by the independent members of the Company’s Board of Directors and promptly disclosed. Any waiver of any provision of this Code of Business Conduct and Ethics with respect any other employee, agent or contractor must be approved in writing by the President.

Policies and Procedures	Save The World Air, Inc.

VI. DISCIPLINARY ACTIONS

     The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values. We expect all of our directors, employees, agents, contractors and consultants to adhere to these rules in carrying out their duties for the Company.

     The Company will take appropriate action against any director, employee, agent, contractor or consultant whose actions are found to violate these policies or any other policies of the Company. Disciplinary actions may include immediate termination of employment or business relationship at the Company’s sole discretion. Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, the Company will cooperate fully with the appropriate authorities. You should review the Company’s policies and procedures at for more detailed information.

ACKNOWLEDGMENT OF RECEIPT OF CODE OF BUSINESS CONDUCT AND ETHICS

     I have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics and understand that there may be additional policies or laws specific to my job. I further agree to comply with the Company Code of Business Conduct and Ethics.

     If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult my manager, the Human Resources Department or the President, knowing that my questions or reports to these sources will be maintained in confidence.

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Please sign and return this form to the President.